Exhibit A to Schedule 13G

                   ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES


      One of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), is a parent holding company pursuant to Section 240.13d-1(b)(1)(ii)(G). The relevant subsidiaries of ML&Co. are Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("MLPF&S") and Merrill Lynch Group, Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML Group"). The relevant subsidiary of ML Group, a parent holding company pursuant to Section 240.13d-1(b)(1)(ii)(G), is Princeton Services, Inc., a Delaware corporation with its principal place of business at Princeton Corporate Campus, 800 Scudders Mill Road, Plainsboro, New Jersey ("PSI"), which is the general partner of Fund Lynch Asset Management, L.P. (d/b/a Fund Asset Management ("FAM") and certain Merrill Lynch trust companies.

      MLPF&S is a wholly owned direct subsidiary of ML&Co. and a broker-dealer registered pursuant to the Securities Exchange Act of 1934. MLPF&S may be deemed the beneficial owner of 2.65% of the common stock of International Paper Company (the "Company") held in customer accounts over which MLPF&S has discretionary power, or as a result of its proprietary trading activity, in addition to shares held by two unit investment trusts for which MLPF&S acts as a sponsor.

      ML Group, a wholly owned direct subsidiary of ML&Co., may be deemed to be the beneficial owner of 2.4% of the common stock of the Company by virtue of its control of certain Merrill Lynch trust companies, each of which is a wholly owned subsidiary of ML Group and a bank as defined in Section 3 (a) (6) of the 1934 Act and by virtue of its control of PSI.

      One or more Merrill Lynch trust companies or institutions, each of which is a bank is defined in Section 3 (a) (6) of the 1934 Act, may be deemed the beneficial owner of .01% of the common stock of the Company held by customers in accounts over which such companies or institutions have discretionary authority.

      PSI, a wholly owned direct subsidiary of ML Group, may be deemed to be the beneficial owner of 2.39% of the common stock of the Company by virtue of its being general partner of FAM and MLAM.

      FAM, a Delaware limited partnership with its principal place of business at Princeton Corporate Campus, 800 Scudders Mill Road, Plainsboro, New Jersey, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. FAM may be deemed to be the beneficial owner of 2.39% of the common stock of the Company by virtue of its acting as investment adviser to investment companies registered under Section 8 of the Investment Company Act of 1940.

      Pursuant to Section 240.13d-4, ML&Co., MLPF&S, ML Group, PSI, FAM and certain Merrill Lynch trust companies disclaim beneficial ownership of the securities of the Company, and the filing of this Schedule 13G shall not be construed as an admission that any such entity is, for the purposes of Section 13(d) or 13(g) of the Securities Act of 1934, the beneficial owner of any securities of the Company other than, in the case of ML&Co. and MLPF&S, certain securities of the Company held by MLPF&S in proprietary accounts.




April 1, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



      Re: Irvine Apartment Communities Incorporated

Gentlemen:

      We transmit to you via EDGAR for filing Schedule 13 G filed by Merrill Lynch & Co., Inc. and affiliated entities relating to the common stock of Irvine Apartment Communities Incorporated.

      The schedule has been signed pursuant to powers of attorney filed for Merrill Lynch & Co., Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated on February 14, 1995, and November 17, 1995, respectively. Inadvertently, it was not filed as of February 14, 1997.

      Please direct any questions concerning the enclosed to me at (609)
282-8457.


Respectfully submitted,



Kevin S. Crossett



Enclosure

cc w/ enc: New York Stock Exchange, Inc.
           Irvine Apartment Communities Incorporated